Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204490) pertaining to the Sundance Employee Option Plan and Sundance Energy Australia Limited Long Term Incentive Plan of Sundance Energy Australia Limited of our report dated May 2, 2016 (except Note 7, as to which date is February 24, 2017) with respect to the consolidated financial statements of Sundance Energy Australia Limited, included in this Amendment No. 1 to the Annual Report (Form 20-F/A) for the year ended December 31, 2015.

/s/ Ernst & Young

Ernst & Young
200 George Street
Sydney NSW 2000 Australia

February 24, 2017